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                     [Letterhead of Deloitte & Touche LLP]


May 12, 1998

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of the Form 8-K of Sterling Vision, Inc. (the "Company") dated May 1, 1998 and have the following comments:

o We agree with the comments in paragraph 2, sentence 2; paragraph 3; paragraph 4; sentences 1 and 3; and paragraph 5, sentence 2.

o With respect to paragraph 5, sentence 1, Deloitte & Touche LLP was not requested to discuss the disagreements with the full Board of Directors or the Audit Committee. However, Robert Cohen, Chairman of the Board of Directors and Jerry Lewis, Chief Executive Officer and Director participated in discussions concerning the disagreement on the Company's accounting for the Convertible Debentures due August 25, 1998.

o We have no basis to agree or disagree with the comments included in paragraph 1; paragraph 2, sentence 1; and paragraph 4, sentence 2.

Yours truly,

/s/ Deloitte & Touche LLP